Exhibit 10.13
AMENDMENT TO EMPLOYMENT AGREEMENT
     This amendment (the “Amendment”) to the Employment Agreement by and between TeleTech Holdings, Inc. (the “Company”) and James E. Barlett (“Employee”), dated as of October 15, 2001, is hereby made and entered into effective as of December 31, 2008, by and between the Company and Employee.
     WHEREAS, the Company and Employee entered into the Employment Agreement dated as of October 15, 2001 (the “Agreement”); and
     WHEREAS, the Company and Employee desire to amend the Agreement to conform the Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Amendment, and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:
1. Section 409A. The following Section 12 shall be added to the Agreement:
     12. Section 409A of the Internal Revenue Code.
a.	This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Code and the Internal Revenue Service guidance and Treasury Regulations thereunder (“Section 409A”).

b.	With respect to any continued fringe benefits provided during the severance period under Section 7(c)(ii):
     (i) Continuation of Healthcare Coverage. Company shall provide Employee with continued health benefits as follows:
          (A) If continued healthcare benefits are to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such COBRA benefits to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), pay or reimburse such premiums in accordance with the terms of the Agreement, provided, however, that if, during the period of continuation coverage, any plan pursuant to which such benefits are provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period; or
          (B) if such healthcare benefits are to be provided in whole or in part through a self-funded plan, the benefits of which are not fully-insured by a third-party insurer:
(1)	to the greatest extent applicable, such healthcare benefits shall be construed to satisfy the exemption from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and

(2)	with respect to the portion of healthcare benefits that will extend beyond the maximum COBRA continuation period, the Company shall determine, as of the date of Employee’s termination, the amount (the “Section 409A Healthcare Coverage Payment”) equal to (x) the aggregate of the subsidized premiums which would otherwise be paid or reimbursed by the Company in respect of such benefits, minus (y) the value of any benefits provided, or to be provided, to Employee under paragraph (1) above, and pay a lump sum cash payment to Employee in an amount equal to the Section 409A Healthcare Coverage Payment within sixty (60) days following the date of Employee’s “separation from service” (as defined below) (with the specific date to be determined by the Company in its sole discretion), in lieu of such continued healthcare coverage or subsidized premiums; provided, however, that if Employee is a “specified employee” (as defined below) on the date of Employee’s “separation from service,” such lump sum cash payment shall be paid as provided in Section 12(d) below.
     (ii) Continuation of Life Insurance.
          (A) Group Term and Executive Life Insurance. To the extent applicable, Company shall continue to provide to Employee the group term and executive life insurance (if any) under which Employee was covered immediately prior to Employee’s termination through insurance maintained by Company in a manner that satisfies the exemption under Treasury Regulation Section 1.409A-1(a)(5). In the event such continued life insurance coverage cannot be provided in such a manner, Employee shall be entitled to convert such life insurance policies in accordance with the terms of such policies, and Company shall reimburse Employee for the cost of the premiums to continue such life insurance coverage during the severance period in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), as provided in Section 12(b)(iv) hereof.
          (B) Flexible Premium Life Insurance Policy. To the extent applicable, Company shall continue to provide to Employee the life insurance coverage (if any) under the Flexible Premium Life Insurance Policy (used to fund the TeleTech Deferred Compensation Plan) under which Employee was covered immediately prior to Employee’s termination through insurance maintained by the Company in a manner that satisfies the exemption under Treasury Regulation Section 1.409A-1(a)(5). In the event such life insurance coverage cannot be continued or provided in such a manner, or in the event such life insurance coverage cannot be continued or converted under the terms of the life insurance policy or in a commercially reasonable manner (as determined in the Company’s sole discretion), Company shall provide Employee with a lump sum cash payment in an amount equal to two (2) times the amount of the annual aggregate premiums paid on Employee’s behalf for such life insurance coverage for the calendar year immediately prior to the calendar year in which Employee’s termination occurs; provided, however, that if Employee is a “specified employee” on the date of Employee’s “separation from service,” such lump sum cash payment shall be paid as provided in Section 12(d) below.
     (iii) Aircraft and Automobile Usage; Company Matching Contributions to Qualified Retirement Plan. In the event that, immediately prior to Employee’s termination, Employee is entitled to personal use of the Company aircraft, a Company-paid automobile lease or car allowance, and/or employer matching contributions to a qualified retirement plan of the Company in which Employee is a participant, Employee shall be entitled to receive, in lieu of the continuation of such fringe benefit(s) during the severance period, a lump sum cash payment in an amount equal to two (2) times the value of each such fringe benefit as reported in the summary compensation table1 of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission for the Company’s fiscal year immediately prior to the fiscal year in which Employee’s termination occurs. Such lump sum cash payment shall be paid to Executive within sixty (60) days following the date of Employee’s “separation from service” (with the specific date to be determined by the Company in its sole discretion); provided, however, that if Employee is a “specified employee” on the date of Employee’s “separation from service,” such lump sum cash payment shall be paid as provided in Section 12(d) below.
     (iv) With respect to the financial planning allowance provided under Section 3(d) and any continued fringe benefits provided under Section 7(c)(ii) not mentioned above, which are non-exempt reimbursements or in-kind benefits (including any continued healthcare benefits that cannot be provided in the manner described in Section 12(b) above), such benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the following: (i) in no event shall such benefits be provided later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred or obligation arose, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Employee’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits provided,

[1]	With respect to the proxy statement filed for 2007, the summary compensation table is listed as the “All Other Compensation Table.”

in any other taxable year of Employee, and (iii) the right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another benefit.
c.	Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, all references to Employee’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Employee shall not be considered to have a termination of employment unless such termination constitutes a “separation from service” with respect to Employee. If this Section 12(c) applies, such payments or benefits that are subject to Section 409A shall be paid (or, in the event of the installment payments under Section 7(c), shall commence to be paid) on the date that the Company determines within sixty (60) days following the date of Employee’s “separation from service.” For purposes of Section 7(c), the installment payments made on separate payroll dates shall be treated as a series of separate payments for purposes of Section 409A, and, to the greatest extent applicable, any such installment payments payable under Section 7(c) shall be construed to be exempt payments pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).

d.	Notwithstanding anything in Section 12(c) to the contrary, if Employee is a “specified employee” on the date of Employee’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(i)), any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to Employee in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service,” or (ii) Employee’s death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

e.	If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Employee under this Agreement. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

     The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

TeleTech Holdings, Inc.
By:	/s/ Michael M. Jossi
Michael M. Jossi

Title:	Executive Vice President of Global Human Capital

James E. Barlett
/s/ James E. Barlett